UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934
Date of Report: January 25, 2006
(Date of earliest event reported)
Paragon Real Estate Equity and Investment Trust
(Exact name of registrant as specified in its charter)

Maryland	0-25074	39-6594066
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)
1240 Huron Road, Cleveland, Ohio 44115
(Address of principal executive offices including zip code)
(216) 430-2700
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On January 25, 2006, Paragon Real Estate Equity and Investment Trust (“Paragon”) received a letter from the American Stock Exchange (“Amex”) notifying the company that it plans to initiate delisting proceedings of Paragon’s common shares as soon as practicable.
     As previously disclosed on Current Reports on Form 8-K dated December 1, 2004, February 22, 2005, September 20, 2005 and December 6, 2005, Paragon was advised by Amex that it was not in compliance with shareholders’ equity requirements of Amex and Amex recommended the company effect a reverse share split to address its low selling price. The December 6, 2005 letter from Amex to Paragon stated that a review of Paragon’s most recent financials and other pertinent information indicated that the company had not achieved compliance with Amex’s shareholder equity requirements and had not effected a reverse share split, as advised by Amex.
     As disclosed in the Form 8-K dated December 6, 2005, Paragon determined to appeal Amex’s decision to delist its common shares. On January 19, 2006, Paragon met with representatives of Amex to discuss the company’s listing on the exchange. Paragon’s plan to regain compliance with Amex’s listing requirements involved a proposed public offering of the company’s common shares pursuant to a registration statement filed with the Securities and Exchange Commission on October 24, 2005 intended to raise $100 million in public equity in connection with funding a major acquisition. On January 20, 2006, Paragon withdrew the registration statement citing that it was impractical to continue the offering because of market conditions. Paragon is currently seeking other alternatives for financing to complete the acquisition, but cannot give any assurances that the acquisition will be completed. Accordingly, Paragon will not request a further review of Amex’s decision to delist Paragon’s common shares. Paragon is in the process of having its common shares quoted on the over-the-counter bulletin board (OTCBB). Paragon does not anticipate any interruption in the trading of its common shares.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits
               99.1 Press Release dated January 27, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2006	Paragon Real Estate Equity and Investment Trust

	By:	/s/ John J. Dee

John J. Dee
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated January 27, 2006

4